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For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Fourth Quarter and Full Year 2022 Results

Earnings Call Webcast to Discuss 2022 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website on Tuesday, April 4, 2023

New York,  New York - (GLOBE NEWSWIRE)  April 3, 2023:  Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the fourth quarter and year ended December 31, 2022.

President and Chief Executive Officer, Ellen Cotter said, “We are pleased to deliver another year in our progressive recovery from the COVID-19 pandemic with 2022 global Consolidated Total Revenues at $203.1 million, an increase of 46% compared to 2021, despite foreign exchange headwinds. Movies like Top Gun: Maverick, Avatar: The Way of Water and Spider-Man: No Way Home, each ranking among the highest grossing films of all time, have demonstrated the public’s clear desire to see movies on the big screen and support an exclusive theatrical window.  Even though our Q4 2022 revenues could not match the strength of Q4 2021 due to a weaker movie slate, the increase in our Q1 2023 box office revenues to date continues to reinforce our confidence in the recovery of the global cinema industry. Looking ahead to the rest of 2023, today’s upcoming release schedule reflects a greater number of theatrical titles and an impressive slate of quality movies that we believe will appeal to a wider range of audiences thereby increasing cinema attendance and revenues.”

“For both Q4 2022 and the full year 2022, we delivered improved operating results across each of our global real estate divisions. We maintained strong operational performance in Australia and New Zealand, reporting improved operating revenues and income at December 31, 2022, and reaching a 96% third party occupancy rate for our Australian real estate portfolio. We look forward to our new tenant, Petco, opening a flagship retail store at our 44 Union Square building in New York City in mid-2023. In addition, we held public performances at our two live theaters in New York City in 2022 and recently announced the opening of The Empire Strips Back at the Orpheum in May 2023, despite the end of STOMP’s historic 30 year run at the theater in January 2023.”

Ms. Cotter concluded, “As our global cinema business continues its recovery, our real estate operations strengthen and we navigate current global economic challenges, our ‘two business/three country’ diversified business structure, together with our dedicated global executive and employee team, will continue to serve as the foundation for our Company’s ability to deliver long-term value for our stockholders.”

Key Financial Results for Fourth Quarter of 2022

The below Q4 2022 operational results were primarily driven by a decrease in the number and quality of movies released theatrically in Q4 2022 compared to Q4 2021.

•	Worldwide revenues of $47.2 million decreased by 5.4% (or $2.7 million) compared to Q4 2021.
•	Operating loss of $8.4 million increased from a loss of $4.3 million in Q4 2021.
•	Net income decreased from a gain of $0.3 million in Q4 2021 to a net loss of $13.2 million.
•	Basic earnings per share (“EPS”) decreased to a loss per share (“LPS”) of $0.60 compared to an EPS of $0.02 in Q4 2021.
•	Adjusted EBITDA was negative $4.6 million, compared to positive Adjusted EBITDA of $2.8 million in Q4 2021.
•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 9.9% and 13.2%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall financial results.

Key Financial Results for the Full Year 2022

•

At $203.1 million, our 2022 worldwide revenues increased 46% compared to 2021, due to a generally more robust movie slate and an increased number of operational cinema days compared to 2021, despite unfavorable foreign exchange rates.

•	Our 2022 operating loss of $28.5 million improved by 32% compared to 2021.
•

Due to the successful monetization of our properties in Manukau (New Zealand), Coachella (California), Auburn (Australia), Royal George Theatre (Chicago) and Invercargill (New Zealand) in the first nine months of 2021, which was not replicated in 2022, we reported:

o	Net Loss of $36.2 million compared to Net Income of $31.9 million in 2021.
o	Basic LPS of $1.64 in 2022, compared to Basic EPS of $1.46 in 2021.
o	Negative Adjusted EBITDA of $0.1 million in 2022 compared to an Adjusted EBITDA of $74.2 million in 2021.
•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 7.6% and 10.2%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall financial results.

Key Highlights from Our Cinema Business

During 2022, our cinema operations began to return to normalcy as health and safety measures related to the COVID-19 pandemic subsided and major movie studios increased their release of blockbuster films with movies like Top Gun: Maverick, Doctor Strange: In The Multiverse of Madness, Black Panther: Wakanda Forever, and Avatar: The Way of Water.  Continuing the trend of improving operational results over the last few years since the start of the COVID-19 pandemic, for the year-ended December 31, 2022, our global cinema revenues, increased 51% to $191.3 million and our global cinema operating loss for the full year 2022 decreased 37% to a loss of $11.7 million, each compared to 2021.

As of the date of this earnings release, all of our cinemas are open other than our Courtenay Central cinema in Wellington, New Zealand which is temporarily closed for seismic reasons and is unlikely to reopen until the redevelopment of the property is completed.

Reinforcing our commitment to the long term viability of the cinema business, during 2022, we invested in our cinema portfolio: (i) on March 3, 2022, we relaunched our Consolidated Theatre in Kapolei in Western Oahu (Hawaii), with eight screens being converted to recliner seating, lobby renovations and a Food & Beverage upgrade and (ii) on November 24, 2022, we reopened our Reading Cinemas in Invercargill (New Zealand), launching with a Premium screen featuring recliner seating, a lobby renovation and an upgraded Food & Beverage offering.  Additionally, in 2023, we anticipate (i) opening our first Angelika Film Center at South City Square, Brisbane QLD, (ii) opening a state-of-the-art five-screen Reading Cinemas with TITAN LUXE in Busselton, Western Australia and (iii) renovating our Reading Cinemas in The Palms, Christchurch (New Zealand) and Rouse Hill NSW Australia, each featuring a lobby upgrade, improved Food & Beverage offerings and conversion to Premium screens with recliner seating. In addition, in January 2023, we took over the lease of a six screen cinema in Armadale, Western Australia.

Key Highlights from Our Real Estate Business

With respect to our global real estate division during the fourth quarter 2022, and compared to the fourth quarter 2021, (i) our revenues increased by 62% to $4.6 million and (ii) our operating income increased by 144% to $630K, compared to a $1.4 million loss in Q4 2021.

With respect to full year 2022 results for our global real estate division, and compared to the full year 2021, (i) our revenues increased by 32% to $16.8 million, and (ii) our operating income increased to $506K, compared to an operating loss of $5.4 million in full year 2021.

The improved Q4 2022 and full year 2022 operating results for our global real estate division were due to a variety of factors, including (i) reduced tenant vacancy rates across our real estate divisions, (ii) increased percentage rent revenue received from our Australian third party tenants, (iii) recognition of rental income from Petco,  (iv) regarding our 2022 real estate segment metrics, the segment revenues and income reflect our decision to re-start charging intercompany cinema rent to our Reading Cinemas in properties where we own the underlying land, an intercompany charge that we had abated during 2021, and (v) improved operational results from our live theatres in New York City, which were both open and holding public performances for the full year 2022.

Our Balance Sheet, Cash, and Liquidity

As of December 31, 2022, our cash and cash equivalents were $29.9 million, which included approximately $24.0 million in the U.S., $4.9 million in Australia and $1.1 million in New Zealand. As of December 31, 2022, our total outstanding bank borrowings were $215.6 million against total book value assets of $587.1 million. Since the beginning of the COVID-19 pandemic, our top financial priority has been liquidity management.

•

On March 3, 2022, we exercised the first of two six-month options to extend the Cinemas 123 Term Loan, taking the maturity to April 1, 2023.   On March 15, 2023, we further extended the maturity to July 3, 2023 and are working currently with our existing lender to complete a longer-term refinance of the Cinemas 123.

•

Throughout 2022, we repaid $12.75 million on our Bank of America term loan.  On November 29, 2022, we extended the maturity date to March 1, 2024.  And, on March 30, 2023, we executed an amendment, which further extends the maturity date to September 4, 2024 and creates a new re-payment schedule.

For more information about our borrowings, please refer to Note 12 – Borrowings of our Annual Report on Form 10-K for the year ended December 31, 2022.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on April 4, 2023, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on April 3, 2023 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema. Reading’s live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Reading’s signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected ability to keep our cinemas and theatres open to the public and the availability of compelling movie content; our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality and appeal of upcoming movie releases in 2023; our expectations regarding the opening dates of the Angelika Film Center at South City Square, Brisbane QLD and the upgraded TITAN LUXE cinema in Busselton, Western Australia; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2022	2021	2020
Revenues
Cinema	$191,321	$126,812	$67,014
Real estate	11,794	12,248	10,848
Total revenues	203,115	139,060	77,862
Costs and expenses
Cinema	(178,768)	(122,901)	(91,065)
Real estate	(8,947)	(10,106)	(8,578)
Depreciation and amortization	(20,918)	(22,746)	(22,317)
General and administrative	(21,416)	(25,100)	(16,998)
Impairment of long-lived assets	(1,549)	—	(217)
Total costs and expenses	(231,598)	(180,853)	(139,175)
Operating income (loss)	(28,483)	(41,793)	(61,313)
Interest expense, net	(14,392)	(13,688)	(9,354)
Gain (loss) on sale of assets	(54)	92,219	(1)
Other income (expense)	6,817	3,762	293
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(36,112)	40,500	(70,375)
Equity earnings of unconsolidated joint ventures	271	258	(449)
Income (loss) before income taxes	(35,841)	40,758	(70,824)
Income tax benefit (expense)	(819)	(5,944)	4,967
Net income (loss)	$(36,660)	$34,814	$(65,857)
Less: net income (loss) attributable to noncontrolling interests	(476)	2,893	(657)
Net income (loss) attributable to Reading International, Inc.	$(36,184)	$31,921	$(65,200)
Basic earnings (loss) per share	$(1.64)	$1.46	$(3.00)
Diluted earnings (loss) per share	$(1.64)	$1.42	$(3.00)
Weighted average number of shares outstanding–basic	22,020,921	21,801,719	21,749,155
Weighted average number of shares outstanding–diluted	22,956,245	22,406,816	22,215,511

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$29,947	$83,251
Restricted cash	5,032	5,320
Receivables	6,206	5,360
Inventories	1,616	1,408
Derivative financial instruments - current portion	907	96
Prepaid and other current assets	3,804	4,871
Total Current Assets	47,512	100,306
Operating properties, net	286,952	306,657
Operating lease right-of-use assets	200,417	227,367
Investment and development properties, net	8,792	9,570
Investment in unconsolidated joint ventures	4,756	4,993
Goodwill	25,504	26,758
Intangible assets, net	2,391	3,258
Deferred tax assets, net	447	2,220
Derivative financial instruments - non-current portion	—	112
Other assets	10,284	6,461
Total Assets	$587,055	$687,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$42,590	$39,678
Film rent payable	5,678	7,053
Debt - current portion	37,279	11,349
Subordinated debt - current portion	747	711
Derivative financial instruments - current portion	—	181
Taxes payable	300	10,655
Deferred current revenue	10,286	9,996
Operating lease liabilities - current portion	23,971	23,737
Other current liabilities	813	3,619
Total Current Liabilities	121,664	106,979
Debt – long-term portion	148,688	195,198
Subordinated debt - non-current portion	26,950	26,728
Noncurrent tax liabilities	7,117	7,467
Operating lease liabilities - non-current portion	200,037	223,364
Other non-current liabilities	19,320	22,906
Total Liabilities	$523,776	$582,642
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,348,295 issued and 20,412,185 outstanding at December 31, 2022 and 33,198,500
issued and 20,262,390 outstanding at December 31, 2021	$235	$233
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2022 and 2021	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2022 and 2021	—	—
Additional paid-in capital	153,784	151,981
Retained earnings (accumulated deficit)	(48,816)	(12,632)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(1,957)	4,882
Total Reading International, Inc. ("RDI") Stockholders’ Equity	62,856	104,074
Noncontrolling Interests	423	986
Total Stockholders’ Equity	$63,279	$105,060
Total Liabilities and Stockholders’ Equity	$587,055	$687,702

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2022	2021	(Unfavorable)	2022	2021	(Unfavorable)
Segment revenue
Cinema
United States	$24,550	$26,029	(6)%	$97,082	$59,887	62%
Australia	16,095	17,697	(9)%	79,892	55,317	44%
New Zealand	3,199	3,506	(9)%	14,346	11,608	24%
Total	$43,844	$47,232	(7)%	$191,320	$126,812	51%
Real estate
United States	$1,249	$697	79%	$3,037	$1,926	58%
Australia	2,910	1,855	57%	12,246	9,855	24%
New Zealand	393	264	49%	1,534	982	56%
Total	$4,552	$2,816	62%	$16,817	$12,763	32%
Inter-segment elimination	(1,190)	(129)	(>100)%	(5,023)	(515)	(>100)%
Total segment revenue	$47,206	$49,919	(5)%	$203,114	$139,060	46%
Segment operating income (loss)
Cinema
United States	$(4,845)	$437	(>100)%	$(17,188)	$(21,145)	19%
Australia	(891)	1,488	(>100)%	4,945	2,054	>100%
New Zealand	(79)	117	(>100)%	526	454	16%
Total	$(5,815)	$2,042	(>100)%	$(11,717)	$(18,637)	37%
Real estate
United States	$(367)	$(823)	55%	$(3,640)	$(5,083)	28%
Australia	1,112	(137)	>100%	5,157	1,645	>100%
New Zealand	(114)	(487)	77%	(1,011)	(1,917)	47%
Total	$631	$(1,447)	>100%	$506	$(5,355)	>100%
Total segment operating income (loss)(1)	$(5,184)	$595	(>100)%	$(11,211)	$(23,992)	53%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2022	2021	2022	2021
Net income (loss)	$(13,217)	$349	$(36,184)	$31,921
Adjustments for:
Interest expense, net	4,150	3,251	14,392	13,688
Income tax (benefit) expense	(673)	(6,436)	819	5,944
Depreciation and amortization	5,137	5,735	20,918	22,746
EBITDA	$(4,603)	$2,899	$(55)	$74,299
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	—	(80)	—	(53)
Adjusted EBITDA	$(4,603)	$2,819	$(55)	$74,246

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.